NOTE: CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FROM THE SECURITIES AND EXCHANGE COMMISSION FOR PORTIONS OF THIS EXHIBIT.

        *** = confidential portion omitted and filed separately with SEC


                           LONG TERM SUPPLY AGREEMENT

This Long Term Supply Agreement is made this 19th day of March, 1999, by and between Honeywell Inc., a Delaware corporation acting on behalf of its various divisions and subsidiaries, with offices at 5353 West Bell Road, Glendale AZ 85304 (hereinafter collectively referred to as "Honeywell"), and EFTC Corporation, a Colorado corporation with offices at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 (hereinafter referred to as "EFTC"). Honeywell and EFTC are hereinafter referred to singly as the "Party", and collectively, as the "Parties".

RECITALS

A. Honeywell entered into that certain Master Agreement Regarding Asset Purchase and Related Transactions dated March 19, 1999 (the "Master Agreement") whereby Honeywell agreed to transfer certain intellectual property, assets and employees related to the manufacture of electronic assemblies to EFTC, EFTC agreed to enter into a Long Term Supply Agreement with Honeywell providing for the manufacture by EFTC of electronic assemblies for Honeywell and its affiliated entities.

B. Honeywell and EFTC are entering into this Long Term Supply Agreement with the purpose of establishing a long term relationship, based on continuous improvement processes, leading toward world class benchmarks in quality, cost, delivery, technology and service. The Parties' relationship shall be characterized by mutually beneficial goals, trust and benefits.

C. This Agreement is intended to outline the specific contractual responsibilities, procedures, and special terms and conditions for work to be performed by EFTC in accordance with Honeywell's specifications, drawings, bills of material and/or other pertinent instructions and/or documentation provided by Honeywell as anticipated in the Master Agreement.

D. It is the intent of the Parties that this Agreement be a long term agreement and that EFTC will perform in such a manner that Honeywell's Commercial Aviation Systems business can eventually have EFTC act as its primary manufacture for circuit card assemblies

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and in consideration of the execution and performance of the Master Agreement, the parties hereto agree as follows:

1.       TERM OF AGREEMENT

1.1 The term of this Agreement will begin on the date first written above and remain in full force and effect through December 31, 2010 (the "Term"). The Term will automatically renew for additional five (5) year periods unless either party gives written noticed to the other of its intention not to renew at least one (1) year before the end of the initial Term or any renewal Term.

Long Term Sup. Agmt.                Page 2              (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

2.       PRICING

2.1 The prices for Products covered by this Agreement shall be the prices shown in "Attachment A" and shall be effective as of the Inventory Transfer Date.

2.2 EFTC warrants the prices for Products purchased in this Agreement are no higher than those charged other EFTC customers in similar transactions.

2.3 Additional Products as agreed by both Parties, may be added to this Agreement at any time during the term of this Agreement, through a written Addendum to this Agreement.

2.4 On an annual basis, either party may request a review and/or re-negotiation of the price terms set forth in Attachment A, hereto. Such request shall be submitted in writing to the other Party at least three (3) months prior to an annual term and shall be consistent with Section 9 hereof. In the event that the Parties are unable to agree to a change in price the existing price shall remain in effect until the next annual pricing cycle. The Parties agree to negotiate such pricing modification requests in good faith.

3.       TERMS AND CONDITIONS

Honeywell's current General Purchase Order Terms and Conditions are hereby incorporated into this Agreement. The current version of the Honeywell General Purchase Order Terms and Conditions are referenced in "Attachment B". In the event of a conflict between the terms and conditions of a Honeywell Purchase Order and those appearing in this Agreement, the terms and conditions of this Agreement shall take precedence.

4.       PAYMENT TERMS

4.1 Payments by Honeywell to EFTC shall be net forty-five (45) days from Honeywell receipt of Products (which shall be no earlier than the delivery date stated in the Purchase Order), with a 2% discount for payments made within ten
(10) business days from Honeywell's receipt of Products.

4.2 All deliveries shall be FOB (INCOTERMS 1990) Honeywell's Dock, unless otherwise agreed by the Parties in writing.

5.       PURCHASE ORDERS

5.1 This Agreement supplements and forms a part of any purchase order(s) that Honeywell may issue to EFTC for those items described in "Attachment A", as amended from time to time (hereafter called the"Products"). All such purchase order(s) shall reflect the applicable unit price(s) for the Products as agreed to in "Attachment A". In the event of a conflict between this Agreement and any

Long Term Sup. Agmt.                Page 3              (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential
additional terms and conditions contained in purchase orders, acknowledgments or invoices, this Agreement will control.

5.2 This Agreement is not a firm commitment to purchase Products from EFTC. Actual authorization to ship shall be Honeywell's Purchase Order or as otherwise agreed in writing by the Parties (for example, electronic data interchange, bar code information transfer or other agreed methods).

5.3 This Agreement shall be applicable to purchase orders issued to EFTC by any location of Honeywell, it being agreed that all such Honeywell locations and subsidiaries are expressly intended to be benefitted hereby. In the case of any subsidiary, the term "Honeywell" as used herein shall be deemed to refer to the subsidiary.

6.       PERFORMANCE PROVISIONS

6.1 Both Parties have established a performance goal of i) 100% on-time delivery as measured from the date specified in Honeywell's purchase order, and ii) 100% quality acceptance of Products by Honeywell as measured from Honeywell's final assembly product test. EFTC shall work to reduce and eliminate the need for Honeywell inspection of Products and both Parties shall work to install point-of-use ("PoU") delivery processes. These PoU processes involve the creation of a predetermined amount of Products stored at Honeywell's facility and Honeywell shall pay for Products as the Products are removed from the EFTC PoU inventory. EFTC shall then replenish the Product inventory based on a min/max criteria based on demand patterns and Product lead-times, which shall be agreed upon by the Parties in writing.

6.2 Honeywell will monitor EFTC quality and delivery performance levels at a frequency no longer than monthly and this information will be provided to EFTC in a Supplier Rating Report via a password secured Internet site. The Parties have established a performance threshold for the quality and delivery of Products from EFTC and actual performance that falls below this threshold shall trigger an escalation process to improve performance (such process is described in Attachment D). These thresholds will be detailed at the individual Product or Product group level, to be determined by Honeywell and EFTC, and updated at least annually.

6.3 Honeywell will provide EFTC with a Supplier Rating Report via a password secure Internet web site. EFTC shall provide corrective action to Honeywell within ten (10) business days after each Supplier Rating Report is posted on the Internet site.

6.4 Under the EFTC/Honeywell On-Site Services agreement, repairs will be performed on Honeywell premises with no Return Material Authorization required. Honeywell reserves the right to rework/repair EFTC's Product and EFTC's agrees to honor the warranty on Honeywell repaired Product. Any failure analysis data and/or corrective action reports, if required, shall be provided to Honeywell within 10 days after receipt of request.

Long Term Sup. Agmt.                Page 4              (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

6.5 EFTC's Product's determined to be defective by Honeywell and not the fault of EFTC, may be returned to the EFTC for rework or replacement at Honeywell's expense. The previous sentence does not absolve EFTC of the responsibility for performing all its delivery, quality and other obligations under this Agreement, including without limitation EFTC's responsibility for performing acceptable verification of material purchased by EFTC for use in the Products.

7.       QUALITY

7.1 Honeywell's commitment to offering products and services that meet its customer needs and expectations is dependent upon the ability of EFTC to provide quality Products in accordance with contractual and regulatory requirements, including the Federal Aviation Administration (FAA) FAR- PART-21. In order to be successful EFTC, jointly with its suppliers, must work towards continuous quality and productivity improvement and have in place a documented continuous improvement strategy for Product quality, cost, delivery and service.

         7.1.1 EFTC's quality system shall be in compliance with Honeywell's, Quality Control Requirements for Suppliers (QCS-210) attached as "Attachment C", and any special QCS-210 codes or other quality requirements specified on the Purchase Order.

         7.1.2 Materials described in Honeywell's Specification Control Drawings or Source Control Drawings (SCD) shall be purchased from the approved source(s) of supply, including their part numbers, as found in Query (P7500683) Purchase Part Source. This provides the process for defining administration requirements for Purchase Specifications (P-SPEC) 7500683. The P-SPEC contains qualified source of supply information for purchased part drawings.

         7.1.3 Materials under Honeywell's design control drawings shall be purchased from an EFTC approved supplier. EFTC's supplier approval process must be approved by a Honeywell quality assurance representative. Accompanied by an EFTC Quality Assurance Representative, Honeywell may conduct a survey and/or surveillance, of EFTC's suppliers to evaluate the degree of ability to comply with the approval process.

         7.1.4 EFTC shall, upon receiving a request from Honeywell for corrective action, respond within ten (10) business days. The response will state a corrective action implemented to avoid recurrence of the reported deficiency, together with the effectivity of the correction. The response must include the scope of the problem and a statement addressing any additional defective Product that may have by passed EFTC's quality system.

         7.1.5 EFTC shall promptly notify Honeywell if it has reason to believe that there may be a form, fit, function, usability, or reliability problem with Products that have already been delivered to Honeywell.

Long Term Sup. Agmt.                Page 5              (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

         7.1.6 Manufacturing and test process capability for Product characteristics determined to be most important to Honeywell, or related to potential manufacturing problems, shall be identified and controlled using Statistical Process Control (SPC) practices.

7.2      Nonconformity Material Review Board (MRB).

         7.2.1 Nonconforming materials or Products for use as described in Honeywell proprietary designs shall be submitted to Honeywell's MRB for disposition, unless after initial review by EFTC's MRB, it is determined that discrepant materials or Products will be: i) reworked to meet the specified requirements, ii) scrapped, or iii) returned to EFTC's supplier.

         7.2.2 When Honeywell furnished material has been used in the fabrication of non- salvageable items, the material may not be scrapped without Honeywell's prior written consent.

         7.2.3 Any non-conforming materials used in EFTC proprietary designs (not a Honeywell part number), may be disposed of by EFTC's MRB.

         7.3 Products supplied under the terms of this Agreement may be utilized in equipment which has been or will be subject to Federal Aviation Administration type certification or Technical Standard Order
Authorizations/Parts Manufacturer Approval. EFTC's facility and quality system are subject to surveillance by authorized representatives of the Federal Aviation Administration. EFTC shall provide all reasonable facilities and assistance to the authorized FAA representatives, upon request.

8.       DEMAND PLANNING

8.1 Honeywell forecasts for Products shall be provided to EFTC on a weekly basis. EFTC will procure material based on such forecast. However, Honeywell's liability to pay for material purchased by EFTC in reliance on Honeywell's forecast shall be limited to material purchased three (3) months prior to Honeywell's delivery date or industry lead-time, which ever is longer.

8.2 Standard lead-time for Products to be supplied by EFTC shall be two (2) weeks on forecasted items. Forecasts or Purchase Orders may be rescheduled (in or out) as follows, or as mutually agreed to by both Parties (subject to the terms in Section 8.1):

Days remaining until original schedule Rescheduling (in or out) options* (calendar days)
0-14 days                               No rescheduling or cancellations.
15-45 days                              Honeywell may reschedule or cancel up to
                                        25% of Purchase Order/Forecast volume

Long Term Sup. Agmt.                Page 6              (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

NOTE: Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Omissions are designed as ***. Confidential treatment has been requested with respect to the omitted portions.


45-90 days                              Honeywell may reschedule or cancel up to
                                        50% of Purchase Order/Forecast volume

90 days or more                         Honeywell may reschedule or cancel up to
                                        100% of Purchase Order/Forecast volume

*The above schedule is based on material and resource availability for rescheduling in.

9.       COST CONTAINMENT

9.1 Starting January 1, 2001, EFTC shall offer *** . By July 30, 2000 the Parties shall mutually agree to establish the Product price base line that will be used as the basis for the *** . EFTC and Honeywell agree to ***. The Parties will, in good faith, review and revise as appropriate these commitments every two years beginning in December 2003.

9.2 At Honeywell's convenience and upon reasonable notice to EFTC, Honeywell's buyers, accountants, and other representatives shall have full access to inspect all properties, books, accounts, records, contracts, and other documents relating to EFTC business with Honeywell, to ensure cost control is being managed for both Parties' benefits.

10.      DESIGN PARTICIPATION

10.1 EFTC shall participate in Honeywell's training and on-site Concurrent Development Process (CDP) and Earlier Supplier Involvement (ESI) programs on Honeywell's new products development programs as appropriate to supplement EFTC's own continuous improvement efforts.

10.2 It is the intention of the Parties to maintain technology leadership in respective industries. In order to foster mutual technological advances, technology exchange seminars will occur on a periodic basis as determined by the Parties.

11.      VALUE ENGINEERING

Both Parties agree to continually participate in individual and joint value engineering cost reduction programs. The goal of such programs shall be to lower costs by implementing the following: box sets, point of use delivery, cycle-time improvements through lead-time reduction on material, pull system using EDI releases, card testing, adding Honeywell Bill of Materials into EFTC's Component Obsolescence Program (COP) and other agreed methods.

12.      THIRD PARTY SALES

Long Term Sup. Agmt.                Page 7              (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

12.1 EFTC agrees not to sell any items covered by this Agreement or information and tooling provided by Honeywell for the purpose this Agreement to any third party, except as otherwise agreed in writing by the Parties.

12.2 EFTC will extend the terms of this Agreement to all Honeywell locations, subsidiaries, and subcontractors. With respect to Honeywell subcontractors, Honeywell shall provide EFTC with written notice authorizing the subcontractor to purchase under this Agreement, and Products purchased by the subcontractor shall be used exclusively for work contracted by Honeywell and no other purpose. All purchases described in this section will be included in Honeywell's total volumes for pricing discounts. EFTC reserves the right to verify such subcontractors credit worthiness.

13.      USE OF HONEYWELL AGREEMENTS

EFTC agrees that any Products, materials, or services acquired under the provisions of Honeywell agreements with other supplier will be for the sole use of EFTC under the terms of this Agreement, and will not be sold to any party other than a Honeywell business unit, subsidiary or subcontractor unless otherwise agreed by the Parties in writing. Both Parties agree to pursue opportunities for consortium buying that will benefit the Parties, under separate written agreements.

14.      NOTICES

Any notice or communication given pursuant to this Agreement by a Party hereto to the other party shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed given when mailed), or sent via facsimile, with an original mailed as follows:

         If to Seller:                      Honeywell Inc.
                                            5353 West Bell Road
                                            Glendale, Arizona
                                            Attn:  Off-Load Manager
                                            FAX:  (602) 436-7305

         If to Purchaser:                   EFTC Corporation
                                            9351 Grant St., Sixth Floor
                                            Denver, Colorado  80229
                                            Attn:  Chief Financial Officer
                                            Fax:  (303) 280-8358

15.      BUSINESS OR OFFSET REQUIREMENTS

While it is Honeywell's intent to closely align its Product needs with EFTC, Honeywell reserves the right to have specific Products covered by this Agreement manufactured in its own facilities. In

Long Term Sup. Agmt.                Page 8              (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential
addition, Honeywell may have requirements in its contracts with specific customers to purchase Products from sources other than EFTC, which right is also reserved by Honeywell.

16.      TERMINATION

16.1 For reasons other than described in section 6.3 either Party shall have the right to terminate this Agreement thirty (30) days after sending written notice of default and right to cure, in the event that the other party, its officers or employees commits a material violation of any provision of this Agreement, its Attachments or purchase orders and fails to cure such violation within the thirty (30) day period. If either Party dissolves, terminates or suspends its business, becomes subject to any bankruptcy or insolvency proceeding under Federal or state statute, becomes insolvent or subject to direct control by a trustee, receiver or similar authority or becomes a party to any action relating to the bankruptcy or insolvency which is not dismissed within 30 days, then the other Party shall have the option to either:

         16.1.1 terminate this Agreement and/or purchase orders giving ten days written notice to the other Party, or

         16.1.2 treat this Agreement and/or purchase orders as in full force and effect and take steps to enforce its terms.

16.2 In the event that a Honeywell customer cancels booked orders due to economic downturn or enforceable situation hereunder, in whole of from time to time in part, Honeywell may cancel such purchase orders pursuant to Section 8 hereof. In such event Honeywell would still be responsible for material as specified in other sections of this Agreement.

16.3 Termination of the Agreement and/or purchase orders pursuant to it shall not relieve either Party of its obligations incurred prior to such termination.

16.4 (a) If this Agreement is terminated by Honeywell on or before April 2, 2003 either (i) because EFTC is unable to pay its debts generally as they come due or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it which is not dismissed or otherwise terminated within thirty (30) days of its inception, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations; or (ii) because there has been a degradation of performance by EFTC as described in Section 6 hereof then Honeywell shall have the option to re-acquire from EFTC the Business and the Assets (as such terms are defined in the Master Agreement) and such other assets of EFTC as are located at the principal location in Phoenix, Arizona, at which the Products are produced and are necessary for manufacture of the Products, and to offer to employ such of EFTC's employees as are necessary to operate the Business and are employed at such location. Honeywell may exercise such option giving at least 10 business days prior written notice

Long Term Sup. Agmt.                Page 9             (3-18-99)(jb)(klm)
EFTC/Honeywell                                         Proprietary/Confidential
thereof to EFTC. If such option is exercised by Honeywell, the Parties promptly shall take such actions as are necessary and appropriate to facilitate (x) the transfer to Honeywell of the assets being acquired by it and the production of the Products by Honeywell and (y) the retention by EFTC of other contracts and business unrelated to the Products and the transfer of the means of producing such other contracts and business to other facilities operated by EFTC. The assets to be acquired by Honeywell pursuant to this Section 16.4 shall be sold and transferred to Honeywell by EFTC on a basis comparable to that applicable to Honeywell as seller under the Master Agreement to the extent appropriate and the price Honeywell shall pay for such assets shall be calculated using the method for determining the price of such assets described in Exhibit 2.1 of the Master Agreement.

(b) If this Agreement is terminated after April 2, 2003 for either of the reasons specified in Section 16.4(a), then Honeywell shall have the option to re-acquire from EFTC the Business and the Assets as specified in Section 16.4(a), except that Honeywell and EFTC shall segregate the assets to be acquired and the employees to be hired by Honeywell in a manner consistent with types of products being produced by EFTC at the facility at the time of such termination and the customers for whom such products are then being produced, and the parties shall agree to a reasonable allocation of leased space and other resources necessary to permit each to produce the products for which it is responsible for production after such termination.

16.5 Termination of this Agreement shall be in addition to and not in lieu of any remedies available at law or in equity to the Parties.

16.6 Obligations under this Agreement which by their very nature would continue beyond the termination of the Agreement will survive such termination or expiration.

17.      FORCE MAJEURE

If a Party is unable to meet its obligations under this Agreement as a result of flood, earthquake, storm, other act of God, fire, war, riot, embargo, act of government or governmental agency or any other similar cause beyond the reasonable control of such party ("Force Majeure"), the obligations of the Parties hereto shall be suspended for the duration of the Force Majeure. The Party claiming Force Majeure shall, within five (5) days from the date of disability, excluding Saturdays, Sundays and holidays, notify the other Party of the existence of a Force Majeure condition and will similarly notify the other Party within a period of five (5) days, excluding Saturdays, Sundays and holidays, when the Force Majeure has ended. If EFTC's performance is delayed for these reasons for a cumulative period of sixty (60) days or more, Honeywell may terminate this Agreement or any Purchase Order by giving EFTC written notice, which termination will become effective upon receipt of such notice. If Honeywell terminates this Agreement under this Section 17, its sole liability under this Agreement or any Purchase Order will be to pay any balance due for conforming Products or services (1) delivered by EFTC before receipt of Honeywell's termination notice; and (2) ordered by Honeywell for delivery and actually delivered within 15 days after receipt of

Long Term Sup. Agmt.                Page 10             (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

Honeywell's termination notice. If EFTC cannot deliver Products because of a Force Majeure condition, Honeywell may immediately seek substitute performance.

18.      LIABILITY AND INDEMNIFICATION

18.1 Each Party will hold harmless and indemnify the other Party from and against any and all injuries, damages, fines, costs, and expenses (including, but not limited to, reasonable attorneys' fees) caused by or resulting from any negligent act, error or omission of the indemnifying Party in the performance of its duties under this Agreement or caused by, or resulting from, any breach by the indemnifying Party of any of the terms and conditions of this Agreement.

18.2 Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Honeywell, EFTC and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liabilities of any third persons to Honeywell or EFTC.

18.3 EFTC will defend, at its own expense, any suit or claim that may be instituted against Honeywell for alleged infringement of patents, copyrights or mask work rights relating to the maintenance, sale, or use of Products under this Agreement, except for any such infringement resulting from EFTC's compliance with detailed designs provided by Honeywell or resulting from EFTC's use of information data or know-how licensed by Honeywell to EFTC (except to the extent the infringement results from modifications of such information, data or know-how made by EFTC). EFTC will indemnify and hold Honeywell harmless for all costs and damages arising out of such alleged infringement.

18.4 Honeywell will defend, at its own expense, any suit or claim that may be instituted against EFTC for alleged infringement of patents, copyrights or mask work rights relating to EFTC's compliance with detailed designs provided by Honeywell. Honeywell will indemnify and hold EFTC harmless for all costs and damages arising out of such alleged infringement.

18.5 To the fullest extent permitted by law, EFTC will indemnify and hold harmless Honeywell, its agents and employees, from and against all claims, damages, losses, and expenses, including but not limited to attorney's fees, arising out of or resulting from any actual or alleged defect in the Product or services provided by EFTC under this Agreement, except for matters for which Honeywell is obligated to indemnify EFTC under Section 18.6.

18.6 To the fullest extent permitted by law, Honeywell will indemnify and hold harmless EFTC, its agents and employees, from and against all claims, damages, losses, and expenses, including but not limited to attorney's fees, arising out of or resulting from any actual or alleged defect in the Product to the extent that such defect results from a Honeywell directed design or specification.

Long Term Sup. Agmt.                Page 11             (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

18.7 It is expressly agreed that in no event shall either Party be liable for any special, indirect, contingent or consequential loss or damage (including, without limitation, loss of contract, loss of business, loss of revenue, loss of goodwill, loss of market, loss of profit or loss of anticipated profit), expense or cost whatsoever or howsoever suffered or incurred, whether or not the same are foreseeable and whether arising in contract, tort or otherwise, relating to or arising out of performance of this Agreement pursuant to this Agreement, even if either Party had been advised, knew or should have known of the possibility thereof. The terms of this Section 18.6 shall not apply in the event of willful misconduct of either Party.

18.8 The parties agree to cooperate, to the extent reasonable, to mitigate any potential damage exposure that may accrue in connection with any such suit or claim covered by Sections 18.3 or 18.4. Claims for indemnification under this
Section 18 shall be made in compliance with procedures for indemnification comparable to those set forth in Section 14.3 of the Master Agreement.

19.      AGREEMENT MODIFICATION

This Agreement shall not be subject to change or modification except with the prior written mutual consent of the each Party. Any deviations from Purchase Orders or any exceptions or alterations must be approved by each Party in writing. If so approved, such modification to the original Purchase Order shall bind each Party as if it were part of the original Purchase Order.

20.      CONSTRUCTION

When the context so requires, references herein to the singular number shall include the plural and vice versa and pronouns in the masculine or neuter gender shall include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

21.      ASSIGNMENT

This Agreement may not be assigned without the prior written consent of the other Party hereto, which consent shall not unreasonably be withheld.

22.      AMENDMENT

This Agreement may be amended only by written Agreement duly executed by representatives of all parties hereto.

23.      APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Arizona, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

Long Term Sup. Agmt.                Page 12             (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

24.      WAIVERS

Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

25.      SEVERABILITY

If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

26.      COMPLETE AGREEMENT

This Agreement, including all other Agreements expressly incorporated herein by reference, constitutes the entire Agreement between the parties respecting the subject matter hereof, and there are merged herein all prior and pre-existing representations and Agreements made by the between Honeywell and EFTC.

27.      PUBLICITY

Neither Party shall release any information, advertisements, announcements or other publicity concerning the other Party or this Agreement without the prior written consent of the other Party, unless required by law.

28.      RELATIONSHIP OF THE PARTIES

This Agreement is not intended to and does not constitute a joint venture, partnership or other formal business organization. Each Party hereto shall act as an independent contractor and shall not, except as specifically authorized and provided herein, act as an agent for the other Party for any purpose whatsoever and no Party shall have the authority to bind the other or make any commitment or incur any costs or expenses for or in the name of the other Party except to the extent found herein.

29.      ARBITRATION

Any controversy, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively "Dispute"), shall be determined by arbitration in Phoenix, Arizona before a sole arbitrator. The following shall apply to any such arbitration:

Long Term Sup. Agmt.                Page 13             (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

29.1 The arbitration shall be administered by the American Arbitration Association ("AAA") pursuant to its Commercial Rules and Supplementary Procedures for Large, Complex Disputes. The arbitrator shall not be an officer, employee, director or affiliate of any party hereto or of its affiliates or Subsidiaries. If the parties are unable to agree on an arbitrator within 30 days of the filing of the Demand for Arbitration, an arbitrator shall be selected pursuant to the rules and procedures of the AAA.

29.2 Any party may seek from any court interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator or pending the arbitrator's determination of the merits of the controversy.

29.3 The parties shall bear their own costs and expenses, including attorneys' fees, but the arbitrator may, in the award, allocate all of the administrative costs of the arbitration (and mediation, if applicable), including the fees of the arbitrator and mediator, against the party who did not prevail.

29.4 The arbitration award shall be in writing and shall specify the factual and legal bases for the award. Judgment on the award may be entered in any court having jurisdiction.

30.      NEGOTIATED TERMS

All terms of this Agreement were negotiated between the Parties at arm's length, recognizing the special needs, knowledge, and benefits of each Party. The Parties agree that in the event a dispute arises in connection with this Agreement, the terms contained in this Agreement shall be given their plain meaning, and that no term shall be construed in favor of one Party over the other by virtue of one Party having drafted a term in this Agreement.

31.      REVIEW MEETINGS

31.1 Immediately following the effective date of this Agreement the Parties shall establish a Operation Committee which will oversee the business relationship between the Parties. The Operational Committee meetings will be held on a regular basis to review programs, performance measurements and barriers to progress and to review appropriate action to eliminate barriers, but no less frequently than monthly during the calendar year. Topics to be addressed will include, but not be limited to the following: i) information communication quality and accuracy, ii) purchase volume and payment history, iii) Delivery and Purchase Order lead time performance, iv) emergency Purchase Order handling, v) value engineering initiatives, continuous improvement activities, and vi) applicable pricing.

31.2 Immediately following the effective date of this Agreement the Parties shall establish a Executive Steering Committee which will oversee the business relationship between the Parties. The Executive Steering Committee meetings will be held as needed, but not less than four times per year from the Effective Date.

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EFTC/Honeywell                                          Proprietary/Confidential

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32.      YEAR 2000

To the extent that Product contains software and excluding Product containing software designed or specified by Honeywell, EFTC warrants that all such Product will process dates and times in such a manner that the software will continue to materially comply with specifications without interruption by dates prior to and during the Year 2000. Further, EFTC will demonstrate a process to ensure that there will be no delay in delivery or performance as anticipated by this Agreement due any failure to properly accommodate the date transition to the Year 2000.

33.      OBSOLETE & EXCESS MATERIAL

33.1 Honeywell does not intend to be engaged in the ongoing managing of material required for this Agreement. EFTC has expertise in material management and the ability to design and manage a Component Obsolescence Program. Therefore, EFTC shall be responsible for all such material which shall include Last Time/Life Time Buy and Obsolete Inventory (hereafter referred to as "LTB".

33.2 As compensation for EFTC buying and managing LTB inventory on a recurring basis with the intent that Honeywell will have no future obligation to buy back such LTB inventory, after the unit price of the assembly's have been established, Honeywell shall pay EFTC and additional one percent (1%) over the material cost of all inventory purchased by EFTC for Honeywell and sold to Honeywell (hereafter such compensation shall be referred to as "LTB Cost").

33.3 The LTB Cost will be reviewed annually for reasonableness. If the parties agree that there has been a significant change in the amount of LTB inventory reserve needed, the LTB Cost will be re-negotiated or the Parties shall agree to adjustment.

33.4 For the purpose of calculating Honeywell's Product pricing, attached as Attachment A, EFTC will exclude its net purchase price of LTB inventory acquired under the Master Agreement..

33.5 Any sale of LTB inventory by EFTC to a third party must be approved in writing by Honeywell.


33.6 Piece Part Material Purchases. Honeywell will, from time to time, purchase piece parts from EFTC. The objective of such piece part purchases shall be to limit Honeywell's transaction costs and allow Honeywell to purchase such piece parts at EFTC prices.

         33.6.1 All piece part purchases by Honeywell will be under a blanket purchase order. When possible, Honeywell will attempt to order piece parts on a regular batch basis. The purchase price paid by Honeywell will be EFTC's price plus a handling charge not to exceed the fully burdened cost

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EFTC/Honeywell                                          Proprietary/Confidential
of one full time equivalent EFTC buyer. Such purchase price shall be reviewed annually by the Parties. The intent is to fully cover EFTC's direct cost of providing this service to Honeywell.

         33.6.2 Only piece parts in EFTC's active bills of material will be available for sale to Honeywell, with the exception of Honeywell's new design materials list.. If such piece parts are not in stock, EFTC shall not be obligated to purchase such piece parts for Honeywell, with the exception of Honeywell's new design materials list.

NOW, THEREFORE, intending to be legally bound, Honeywell and EFTC execute this Agreement on the date first written above.

Honeywell Inc.                          EFTC


By:  /s/ Michael Smith                  By:   /s/ Jack Calderon
    -------------------------------          -------------------------------

Name:    Michael Smith                  Name:      Jack Calderon
      -----------------------------           ------------------------------

Title:   President                      Title:     Chief Executive Officer
       ----------------------------            -----------------------------

Date:    3/19/99                        Date:      3/19/99
      -----------------------------           ------------------------------


Attachments to this Agreement

                  Attachment A        -   Product Prices

                  Attachment B        -   Honeywell General Terms and Conditions
                  Attachment C        -   Honeywell Quality Control Requirements
                  Attachment D        -   Performance Threshold Process

Long Term Sup. Agmt.                Page 16             (3-18-99)(jb)(klm)
EFTC/Honeywell                                          Proprietary/Confidential

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